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                                        Contacts: Ali Perry
                                                  Rhythms Investor Relations
                                                  (303) 476-5739
                                                  aperry@rhythms.com


FOR IMMEDIATE RELEASE


               RHYTHMS NOTIFIES CUSTOMERS OF SERVICE TERMINATION

                       REDUCES WORKFORCE BY 700 EMPLOYEES

ENGLEWOOD, COLO., AUGUST 10, 2001 - Rhythms NetConnections Inc. (OTCBB: RTHMQ), a provider of broadband communication services, said today the Company sent 31-day service termination notices to all of its customers last evening. During the next 31 days, Rhythms intends to assist its customers in transitioning their existing digital subscriber line services to alternative broadband providers.

The Company is also reducing its workforce today by approximately 700 employees, or approximately 75 percent of its total workforce. Approximately 85 percent of the affected employees are in Colorado.

ABOUT RHYTHMS

Based in Englewood, Colo., Rhythms NetConnections Inc. (OTCBB: RTHMQ) provides DSL-based, broadband communication services to businesses and consumers. On August 1, 2001, Rhythms and all of its wholly-owned U.S. subsidiaries voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York. For more information concerning Rhythms, call 1-800-RHYTHMS (1-800-749-8467), or visit the Company's Web site at www.rhythms.com.

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Rhythms, Rhythms NetConnections and (any product names for which trademark applications have been filed) are trademarks of Rhythms NetConnections Inc. Copyright (C) 2001 Rhythms NetConnections Inc. All rights reserved. Unauthorized
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The statements contained in these materials which are not historical facts may contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. Such statements are indicated by words or phrases such as "anticipate," "estimate," "projects," "believes," "intends," "expects" and similar words and phrases.